Exhibit 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information combines the historical consolidated financial position and results of operations of Eastern Bankshares, Inc. (the “Company”) and HarborOne Bancorp, Inc. (“HarborOne”) as an acquisition by the Company of HarborOne. The merger agreement provided that each holder of HarborOne common stock receive, at the holder’s election, (i) 0.765 shares of the Company’s common stock for each share of HarborOne common stock held, and cash in lieu of any fractional share (“Stock Consideration”), (ii) $12.00 in cash (“Cash Consideration”), or (iii) a combination of Stock and Cash Consideration, which was subject to provisions of the merger agreement, including but not limited to allocation procedures to ensure that the total number of shares of HarborOne common stock that received the stock consideration represented between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the completion of the merger. The transaction qualified as a tax-free reorganization for federal income tax purposes and provided HarborOne shareholders with a tax-free exchange for the Company’s common stock consideration they received in the merger. The Company issued approximately 26.9 million shares of its common stock and paid approximately $74.6 million in cash in the merger.
The following unaudited pro forma condensed financial information reflects the statements of income for the six months ended June 30, 2025, and for the year ended December 31, 2024, as if the merger of HarborOne into the Company had occurred on January 1, 2024. The unaudited pro forma condensed balance sheet as of June 30, 2025, assumes that the merger of HarborOne into the Company occurred as of June 30, 2025.
The unaudited pro forma condensed combined financial information has been prepared to give effect to the acquisition of HarborOne by the Company under the provision of the Financial Accounting Standards Board (FASB) Accounting Standards Codification, ASC 805, “Business Combinations” where the assets and liabilities of HarborOne were recorded by the Company at their respective fair values as of November 1, 2025, the date the merger was completed.
The following unaudited pro forma condensed combined financial information and related notes are based on and should be read in conjunction with (i) the historical audited consolidated financial statements of the Company and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Company’s 2024 10-K, and the historical unaudited condensed consolidated financial statements of the Company and the related notes included in the Company’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2025 and (ii) the historical audited consolidated financial statements of HarborOne and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in HarborOne’s Annual Report on Form 10-K for the year ended December 31, 2024, and the historical unaudited consolidated financial statements of HarborOne and the related notes included in HarborOne’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2025.
The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The pro forma financial information has been prepared by the Company in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 21, 2020.
The unaudited pro forma condensed combined financial information also does not consider any potential effects of changes in market conditions on revenues, expense efficiencies, asset dispositions, and share repurchases, among other factors. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of June 30, 2025

	Historical Eastern Bankshares, Inc.	Historical HarborOne Bancorp, Inc.	Transaction Accounting Adjustments
			Reclassification Adjustments (Note 2)	Pro forma Adjustments (Note 4)	Note 4	Pro forma Condensed Combined
	(In thousands)
ASSETS
Cash and due from banks	$553,506	$203,053	$(2,375)	$(74,646)	A	$679,538
Investment securities	4,395,380	306,478	—	69	B	4,701,927
Loans	18,315,123	4,756,323	(123)	(297,925)	C	22,773,398
Allowance for loan losses	(232,113)	(47,964)	—	(55,766)	D	(335,843)
Net loans	18,083,010	4,708,359	(123)	(353,691)		22,437,555
FHLB stock	6,254	20,538	—	—		26,792
Premises and equipment	66,437	44,769	—	4,942	E	116,148
Bank-owned life insurance	207,129	99,231	—	—		306,360
Goodwill and other intangibles, net	1,034,543	59,420	—	225,531	F	1,319,494
Other assets	1,109,909	167,227	(123)	59,210	G	1,336,223
Total assets	$25,456,168	$5,609,075	$(2,621)	$(138,585)		$30,924,037
LIABILITIES AND EQUITY
Deposits	$21,220,780	$4,503,011	$(3,072)	$2,706	H	$25,723,425
Borrowed funds	48,188	439,652	—	2,463	I	490,303
Other liabilities	503,309	86,265	451	(14,292)	J	575,733
Total liabilities	21,772,277	5,028,928	(2,621)	(9,123)		26,789,461
Shareholders’ equity
Common stock	2,115	598	—	(329)	K	2,384
Additional paid in capital	2,189,727	266,649	—	208,547	L	2,664,923
Unallocated common shares held by the Employee Stock Ownership Plan	(125,300)	(23,028)	—	23,028	M	(125,300)
Retained earnings	1,916,876	380,136	—	(404,916)	N	1,892,096
Accumulated other comprehensive loss, net of tax	(299,527)	(44,208)	—	44,208	O	(299,527)
Total shareholders’ equity	3,683,891	580,147	—	(129,462)		4,134,576
Total liabilities and shareholders’ equity	$25,456,168	$5,609,075	$(2,621)	$(138,585)		$30,924,037
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Six Months Ended June 30, 2025

			Transaction Accounting Adjustments
Six Months Ended June 30, 2025	Historical Eastern Bankshares, Inc.	Historical HarborOne Bancorp, Inc.	Pro forma Adjustments	Note 5	Pro forma Condensed Combined
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$469,567	$121,377	$27,836	A	$618,780
Taxable interest and dividends on investment securities	65,273	4,118	148	B	69,539
Non-taxable interest and dividends on investment securities	3,209	—	—		3,209
Interest on federal funds sold and other short-term investments	6,995	4,544	—		11,539
Total interest and dividend income	545,044	130,039	27,984		703,067
Interest expense:
Interest on deposits	152,704	55,619	(191)	C	208,132
Interest on borrowings	1,411	9,736	(389)	D	10,758
Total interest expense	154,115	65,355	(580)		218,890
Net interest income	390,929	64,684	28,564		484,177
Provision for allowance for loan losses	14,200	2,124	—		16,324
Net interest income after provision for loan losses	376,729	62,560	28,564		467,853
Noninterest income:
Investment advisory fees	33,719	—	—		33,719
Service charges on deposit accounts	16,559	10,571	—		27,130
Card income	8,150	—	—		8,150
Losses on sales of securities available for sale, net	(269,638)	—	—		(269,638)
Other	17,943	11,541	—		29,484
Total noninterest (loss) income	(193,267)	22,112	—		(171,155)
Noninterest expense:
Salaries and employee benefits	160,555	37,574	—		198,129
Occupancy and equipment	21,847	8,895	(302)	I	30,440
Data processing	36,410	5,247			41,657
Professional services	5,961	2,666	(1,704)	H	6,923
FDIC insurance	7,068	1,964	—		9,032
Other	35,240	10,574	4,809	E,H	50,623
Total noninterest expense	267,081	66,920	2,803		336,804
(Loss) income before income tax expense	(83,619)	17,752	25,761		(40,106)
Income tax expense	33,814	4,194	7,110	F	45,118
Net (loss) income	$(117,433)	$13,558	$18,651		$(85,224)
Basic (loss) earnings per share	$(0.59)	$0.34			$(0.38)
Diluted (loss) earnings per share	$(0.59)	$0.34			$(0.38)
Basic weighted average shares	199,275,436	40,133,790	(13,197,530)	G	226,211,696
Diluted weighted average shares	199,275,436	40,360,658	(13,424,398)	G	226,211,696
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
For the Year Ended December 31, 2024

			Transaction Accounting Adjustments
Year Ended December 31, 2024	Historical Eastern Bankshares, Inc.	Historical HarborOne Bancorp, Inc.	Pro forma Adjustments	Note 5	Pro forma Condensed Combined
	(Dollars in thousands, except per share data)
Interest and dividend income:
Interest and fees on loans	$808,041	$249,112	$55,816	A	$1,112,969
Taxable interest and dividends on investment securities	90,582	8,147	296	B	99,025
Non-taxable interest and dividends on investment securities	5,766	—	—		5,766
Interest on federal funds sold and other short-term investments	42,377	14,149	—		56,526
Total interest and dividend income	946,766	271,408	56,112		1,274,286
Interest expense:
Interest on deposits	337,367	114,103	(2,197)	C	449,273
Interest on borrowings	1,802	31,653	(1,674)	D	31,781
Total interest expense	339,169	145,756	(3,871)		481,054
Net interest income	607,597	125,652	59,983		793,232
Provision for allowance for loan losses	67,380	8,277	42,560	J	118,217
Net interest income after provision for loan losses	540,217	117,375	17,423		675,015
Noninterest income:
Trust and investment advisory fees	46,126	—	—		46,126
Service charges on deposit accounts	32,004	21,600	—		53,604
Debit card processing fees	14,177	—	—		14,177
Losses on sales of securities available for sale, net	(16,798)	(1,041)	—		(17,839)
Other	48,408	26,358	—		74,766
Total noninterest income	123,917	46,917	—		170,834
Noninterest expense:
Salaries and employee benefits	302,345	74,016	15,044	H	391,405
Office occupancy and equipment	46,515	18,522	1,158	H,I	66,195
Data processing	75,383	10,191	4,101	H	89,675
Professional services	20,073	5,436	15,677	H	41,186
FDIC insurance	13,866	4,348	—		18,214
Other	50,186	17,522	22,240	E,H	89,948
Total noninterest expense	508,368	130,035	58,220		696,623
Income before income tax expense	155,766	34,257	(40,797)		149,226
Income tax expense	36,205	6,850	(11,260)	F	31,795
Net income	$119,561	$27,407	$(29,537)		$117,431
Basic earnings per share	$0.66	$0.66			$0.56
Diluted earnings per share	$0.66	$0.66			$0.56
Basic weighted average shares	181,126,320	41,220,885	(14,284,625)	G	208,062,580
Diluted weighted average shares	182,181,073	41,472,106	(14,535,846)	G	209,117,333
See the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

EASTERN BANKSHARES, INC.
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
1. Basis of Presentation
The accompanying unaudited pro forma condensed combined financial information and related notes were prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined statements of income for the six months ended June 30, 2025 and for the year ended December 31, 2024 combine the historical consolidated income statements of the Company and HarborOne, giving effect to the merger as if it had been completed on January 1, 2024. The accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the historical consolidated balance sheets of the Company and HarborOne, giving effect to the merger as if it had been completed on June 30, 2025.
The unaudited pro forma condensed combined financial information and explanatory notes have been prepared to illustrate the effects of the merger involving the Company and HarborOne under the acquisition method of accounting with the Company treated as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of each period presented, nor does it necessarily indicate the results of operations in future periods or the future financial position of the combined company. Under the acquisition method of accounting, the assets and liabilities of HarborOne, as of the effective time of the merger, were recorded by the Company at their respective fair values, and the excess of the merger consideration over the fair value of HarborOne’s net assets was allocated to goodwill.
The merger agreement provided for each share of HarborOne common stock, at the holder’s election, was exchanged for either (i) 0.765 shares of Company common stock and cash in lieu of any fractional share or (ii) $12.00 in cash, which was subject to allocation procedures to ensure that the total number of shares of HarborOne common stock that received the stock consideration represented between 75% and 85% of the total number of shares of HarborOne common stock outstanding immediately prior to the completion of the merger. The transaction qualifies as a tax-free reorganization for federal income tax purposes and provided HarborOne shareholders with a tax-free exchange for the Company’s common stock consideration they received in the merger. The Company issued approximately 26.9 million shares of its common stock in the merger.
In November 2025, the FASB issued ASU 2025-08, Financial Instrument- Credit Losses (Topic 326): Purchased Loans. The amendments in this update expand the population of acquired financial assets subject to the gross-up approach in Topic 326, Financial Instrument- Credit Losses. In accordance with the amendments in this update, loans (excluding credit cards) acquired without credit deterioration and deemed “seasoned” are purchased seasoned loans and accounted for using the gross-up approach at acquisition. Specifically, after an entity determines that a loan is a non-purchased credit deteriorated (“PCD”) asset based on its assessment of credit deterioration experienced since origination, the entity should apply the guidance described in the amendments to determine whether the loan is seasoned and, therefore, should be accounted for using the gross-up approach. The Company elected to early-adopt this ASU as of December 31, 2025. However, as the Company has not yet adopted ASU 2025-08 in its historical financial statements, the effects of this standard are not reflected in the unaudited pro forma condensed combined financial information included herein. Had the Company adopted ASU 2025-08 at the beginning of the historical periods included herein, the merger accounting would have resulted in the elimination of $42.6 million in Day-2 provision for allowance for loan losses expense, with a corresponding increase to the amortized cost balance of the acquired loan portfolio affecting the pattern of interest income recognized in subsequent periods.
2. Reclassification Adjustments
Subsequent to the Company’s acquisition of HarborOne, management performed a detailed review of HarborOne’s accounting policies. In connection with that review, differences were identified between the Company’s accounting policies and HarborOne’s accounting policies. Accordingly, reclassification adjustments were identified and recorded.
3. Preliminary Purchase Price Allocation
The following table summarizes the determination of the preliminary purchase price consideration:

As of November 1, 2025
(In thousands)
Total purchase consideration	$550,112

HarborOne Net Assets at Fair Value
Assets
Cash and cash equivalents	73,234
Investments	300,194
Loans	4,417,715
FHLB Stock	24,741
Premises and equipment	48,951
Bank owned life insurance	98,777
Core deposit intangible	82,760
Deferred income taxes, net	82,213
Other assets	136,133
Total assets	5,264,718
Liabilities and Equity
Deposits	4,333,162
Borrowings	518,103
Other liabilities	65,532
Total liabilities	4,916,797
Net assets acquired	347,921
Preliminary goodwill	$202,191
4. Pro Forma Adjustments to the Unaudited Condensed Combined Balance Sheets
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined balance sheet. All taxable adjustments were calculated using a 27.60% tax rate, which represents the Company’s combined federal and state statutory rate, to arrive at deferred tax asset or liability adjustments. All adjustments are based upon preliminary assumptions and valuations, which are subject to change.
A.Represents portion of purchase consideration paid in cash of $74.6 million.
B.Adjustment to securities classified as held-to-maturity (“HTM”) by HarborOne to reflect the estimated fair value of the acquired investment securities.
C.Adjustment to reflect acquired loans at their estimated fair value, including current interest rates and liquidity, as well as the allowance for loan losses gross-up for the estimate of lifetime credit losses for PCD loans.
D.Adjustments to the allowance for loan losses include the following:

Reversal of historical HarborOne’s allowance for loan losses	$47,964
Increase in allowance for loan losses for gross-up of estimated lifetime credit losses for purchased credit-deteriorated (“PCD”) loans	(61,170)
“Day-2” provision for estimate of lifetime credit losses on non-PCD loans	(42,560)
$(55,766)
E.Adjustment to property and equipment to reflect the estimated fair value of acquired properties.
F.Adjustment to eliminate historical HarborOne goodwill and other intangible assets of $59.4 million, to establish goodwill $202.2 million of for the amount of consideration paid in excess of fair value of assets received over liabilities assumed, and to record $82.8 million of other intangible assets comprised of a core deposit intangible.
G.Net adjustment to other assets of $59.2 million reflects the elimination of certain HarborOne historical other assets, primarily comprised of the elimination and fair value adjustment related to right-of-use assets and fair value adjustments for deferred taxes related to acquisition accounting adjustments.
H.Adjustment to deposits to reflect the estimated fair value of certificates of deposits.
I.Adjustment to borrowings to reflect the estimated fair value of FHLB advances.
J.Adjustment to other liabilities to reflect the estimated fair value of assumed employee post-retirement liabilities and to eliminate HarborOne historical lease liabilities and reserve for off-balance sheet commitments.
K.Adjustments to common stock to eliminate HarborOne common stock and record the issuance of 26,936,260 shares of the Company’s common stock at its par value of $0.01. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Par value of common stock issued:
Shares issued	26,936,260
Par value	$0.01
Amount issued	$269
Elimination of HarborOne common stock	(598)
Net adjustment	$(329)
L.Adjustment to additional paid in capital to eliminate HarborOne additional paid in capital and to record the issuance of 26,936,260 shares of the Company’s common stock at its share price as of the close of business on November 1, 2025 of $17.53, closing price on the day prior to the announcement of the merger, less its par value of $0.01. The net adjustment was determined as follows (amounts in thousands, except for share and per share data):

Market price of common stock issued, net of par value
Shares issued	26,936,260
Share price, net of par value	17.52
Amount issued	471,923
Elimination of HarborOne additional paid in capital	(266,649)
Fair value of HarborOne stock options converted to the Company’s stock options	3,273
Net adjustment	$208,547
M.Adjustment to eliminate HarborOne’s unallocated common stock of employee stock ownership plan.
N.Adjustment to eliminate HarborOne’s retained earnings and to record “day-2” provision for non-PCD loans, net of tax.
O.Adjustment to eliminate HarborOne’s accumulated other comprehensive loss.
5. Pro Forma Adjustments to the Unaudited Condensed Combined Income Statements
The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined income statements.
A.Net adjustments to interest income of $27.8 million and $55.8 million for the six-month period ended June 30, 2025 and the year ended December 31, 2024, respectively, to eliminate HarborOne net accretion of deferred fees and costs and record the estimated accretion of the net discount on acquired loans.
B.Net adjustments to interest income of $0.1 million and $0.3 million for the six-month period ended June 30, 2025 and the year ended December 31, 2024, respectively, to eliminate HarborOne net amortization of security premiums and to record the estimated amortization of the premium on acquired investment securities. The majority of the acquired securities were sold immediately following the closing of merger. As such, no premium or discount was recorded with respect to such investments.
C.Adjustment to interest expense on deposits of $(0.2) million and $(2.2) million for the six-month period ended June 30, 2025 and the year ended December 31, 2024, respectively, to record the estimated accretion of the deposit premium     on acquired certificates of deposit.
D.Adjustment to interest expense on borrowings of $(0.4) million and $(1.7) million for the six-month period ended June 30, 2025 and the year ended December 31, 2024, respectively, to record the estimated accretion of the premium on acquired FHLB advances.
E.Adjustment to other noninterest expense to eliminate HarborOne’s historical amortization expense related to its core deposit intangible and to reflect estimated amortization of acquired core deposit intangible of $7.4 million and $16.7 million for the six-month period ended June 30, 2025 and the year ended December 31, 2024, respectively. The core deposit intangible was assumed to be amortized on a cash flow-weighted basis over 7 years for purposes of determining the adjustment.
F.Adjustment to income tax expense to record the income tax effects of pro forma adjustments at the estimated combined statutory federal and state rate at 27.60%.
G.Adjustment to weighted-average shares of the Company’s common stock outstanding to eliminate weighted-average shares of HarborOne common stock outstanding and to reflect the estimated number of share issued of the Company’s common stock to holders of HarborOne’s common stock of 26.9 million which was determined using an exchange ratio of 0.765x.
H.Adjustment to eliminate merger costs of $4.3 million for the six month-period ended June 30, 2025, as total costs are expected to be incurred within 12 months of the close of the merger, and to reflect estimated total merger transactions costs of $42.3 million for the year ended December 31, 2024.
I.Net adjustment to occupancy and equipment expense to eliminate HarborOne fixed asset depreciation, record expected depreciation based upon estimated fair value and useful lives, and to record expected accretion of the lease right of use asset premium of $(0.3) million and $(0.8) million, representing net accretion, for the six months ended June 30, 2025 and the year ended December 31, 2024, respectively.
J.Adjustment to record the “day-2” provision for allowance for loan losses related to non-PCD acquired loans of $42.6 million for year ended December 31, 2024.